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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A No. 1 (the “Registration Statement”) of our report dated April 15, 2025, relating to the financial statements of Favo Capital, Inc. and its subsidiaries (the “Company”), which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report (Form 10-K) of the Company for the years ended December 31, 2024 and 2023.

We also consent to the reference to our firm under the heading “Experts” including in such Registration Statement.

Turner, Stone & Company LLP

Dallas, Texas

September 12, 2025

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone:972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS